 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Form F-1 of HAMA Intelligence Limited as to our report dated July 7, 2025 with respect to the consolidated balance sheets as of February 28, 2025 and February 29, 2024, and the related consolidated statements of operations and comprehensive income, stockholders’ equity (deficit) and cash flows for each of the years ended February 28, 2025 and February 29, 2024.

We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ AOGB CPA Limited

Hong Kong, Hong Kong
September 9, 2025

AOGB CPA Limited, Suite 2501-03, Tesbury Centre, 28 Queen’s Road East, Admiralty, Hong Kong

Tel: 2152-2238, Website: www.aogb.com